Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100	P. Cody Phipps
Deerfield, IL 60015	President and Chief Executive Officer
or
Fareed A. Khan
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS ELECTS RILEY AND SCHMELKIN

TO ITS BOARD OF DIRECTORS

DEERFIELD, Ill., September 11, 2012 – United Stationers Inc. (NASDAQ: USTR), a leading wholesale distributor of business products, announced today that Susan J. Riley and Alexander M. Schmelkin have joined its board of directors on September 5, 2012. The Governance Committee of the Board of Directors has not yet determined committee memberships for Ms. Riley and Mr. Schmelkin. Their elections to the board bring the total number of members to ten, with nine of those being independent directors.

Susan J. Riley

Ms. Riley (54) most recently served as the executive vice president of finance and administration of The Children’s Place from 2006 until 2011 where she was responsible for finance, legal and information technology. Previously she served as executive vice president and chief financial officer of Klinger Advanced Aesthetics, senior vice president and CFO of Abercrombie & Fitch Company, executive vice president of business and finance of Mount Sinai Medical Center of New York, vice president and treasurer of Colgate-Palmolive Company, executive vice president and CFO of Dial Corporation and senior vice president and CFO of Tambrands, Inc.

Ms. Riley earned a bachelor’s degree in accounting from the Rochester Institute of Technology and an MBA from Pace University.

Ms. Riley has served on the Board of PJM Interconnection since 2005, has been a member of the Board of Directors of Deb Stores, LLC since 2012, and has served on the Board of Trustees for the Rochester Institute of Technology since 2007.

Alexander M. Schmelkin

Mr. Schmelkin (36) is co-founder, chief executive officer and a member of the Board of Directors of Alexander Interactive (Ai) and has held these positions since 2002.

Before founding Ai, Mr. Schmelkin co-founded New York-based Davanita Design which was later acquired by Avatar Technology, where he served as president and chief executive officer of the New York division.

Mr. Schmelkin earned a bachelor’s degree from Cornell University.

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United Stationers Elects Riley and Schmelkin to its Board of Directors

“We are extremely pleased to have individuals as well qualified as Sue and Alex on our board,” said Charles K. Crovitz, chairman of United Stationers’ board of directors. “Sue’s extensive experience in finance and business administration and Alex’s indepth knowledge of enterprise and e-commerce systems make them valuable additions to our board.”

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2011 net sales of $5.0 billion. The company stocks a broad and deep line of approximately 100,000 items on a national basis, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network currently comprised of 60 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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